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                                                                    EXHIBIT (11)

             SONOCO PRODUCTS COMPANY AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)



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
                                                                  Years Ended December 31
                                                   ------------------------------------------------------
                                                      1995                   1994                 1993
                                                      ----                   ----                 ----
Primary Earnings:
------------------
 Net income available to common shareholders       $   156,756           $   122,086           $  117,570
                                                   ===========           ===========           ==========

 Weighted average number of common
  shares outstanding                                91,138,507            91,444,613           91,681,461

 Assuming exercise of options  reduced by
  the number of shares that could have been
  purchased (at average price) with proceeds
  from exercise of such options                      1,807,531               873,055              900,197
                                                   -----------           -----------           ----------

 Weighted average number of shares
  outstanding as adjusted                           92,946,038            92,317,668           92,581,658
                                                   ===========           ===========           ==========

 Primary earnings per common share                       $1.68           $      1.32           $     1.27
                                                   ===========           ===========           ==========

Assuming Full Dilution:
---------------------------------------------

 Net income available to common shareholders       $   156,756           $   122,086           $  117,570
                                                   ===========           ===========           ==========

 Elimination of preferred dividends                      7,763                 7,763                7,763

 Fully diluted net income                          $   164,519           $   129,849           $  125,333
                                                   ===========           ===========           ==========

 Weighted average number of common
  shares outstanding                                91,138,507            91,444,613           91,681,461

 Assuming exercise of options reduced by the
  number of shares that could have been
  purchased (at the higher of the end-of-year
  price or the yearly average) with proceeds
  from exercise of such options                      2,092,403               873,056              900,198

Assuming conversion of preferred stock               7,155,300             7,155,300            7,155,300
                                                   -----------           -----------           ----------

Weighted average number of common
  shares outstanding as adjusted                   100,386,210            99,472,969           99,736,959
                                                   ===========           ===========           ==========

 Earnings per common share assuming
  full dilution                                    $      1.64           $      1.31           $     1.26
                                                   ===========           ===========           ==========

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